Exhibit 10.5

CONFIDENTIAL

November 16, 2023

Scott Kirk
Via Email

Re: Resignation and Transition

Dear Scott:

Pursuant to our recent discussions, this letter (“Letter”) acknowledges your intent to resign from your employment with Argo International Holdings Ltd., successor in interests to Argo Management Services Limited, (“AIHL”) and to cease providing services to Argo Group International Holdings, Ltd. (the “Company”) and its direct and indirect parents, subsidiaries (including AIHL), affiliates and successors (collectively, the “Company Group”), in each case, effective as of the Separation Date (as defined below), and sets forth our mutual agreement regarding the transition of your duties and responsibilities prior to such date.

From the date of this Letter through December 1, 2023, or such earlier date as agreed with the Company (the “Transition Date”), you will continue to serve as the Company’s Chief Financial Officer (“CFO”) on a full-time basis. Effective as of the Transition Date, you will cease to serve as the Company’s CFO and will continue to be employed by the Company Group in a part-time, advisory role until February 29, 2024, or such earlier date following the Transition Date as elected by you or the Company upon thirty (30) days’ advance written notice to the other party (such date, the “Separation Date”). Through the Separation Date, except as otherwise set forth in this Letter, the current terms and conditions of your employment will remain in effect pursuant to your Service Agreement, dated as of February 5, 2021 and as amended May 5, 2022, by and between you and AIHL (the “Service Agreement”), although you will not be eligible to receive any equity- or other long-term incentive compensation at any time following the date of this Letter.

During the period between the Transition Date and the Separation Date (the “Transition Period”), you will support the transition of the CFO role to your successor and provide other transition-related services to the Company Group, with an expected time commitment of approximately two days per week. During the Transition Period, you will be paid a salary at an annual rate of $350,000 (equal to £286,265 per annum based on an exchange rate of 0.82 GBP to USD) (the “Transition Period Salary”), payable in accordance with your employer’s standard payroll practices and subject to all withholdings and deductions as required by applicable law. Notwithstanding the foregoing, for all applicable purposes, your annual bonus for the 2023 calendar year will be determined based on your annual salary and target bonus, in each case, as in effect as of the date of this Letter. You will not be eligible to receive an annual bonus for the 2024 calendar year, regardless of the extent of your services during the period from January 1, 2024 through the Separation Date.

Effective as of the Separation Date, you will be entitled to receive the payments and benefits (collectively, the “Severance Benefits”) as set forth in Article IV, Section 1.01 of the Executive Severance Plan of the Company, effective as of January 1, 2021, and amended and restated as of April 26, 2022 (the “ESP”), subject to the terms and conditions of the ESP and your execution and delivery, no earlier than the Separation Date, of the Separation Agreement and General Release substantially in the form attached hereto as Exhibit A. For purposes of the preceding sentence, the Severance Amount and, as applicable, the CIC Pro-Rata Bonus or Prior Year Bonus (each as defined in the ESP) will be determined based on your annual salary and target bonus, in each case, as in effect as of the date of this Letter (each of which equals $700,000); provided, that, if the Separation Date occurs after December 31, 2023, (i) the CIC Pro-Rata Bonus will be zero, and (ii) the Prior Year Bonus will be equal to your 2023 target bonus (or, if greater, the bonus you would have been entitled to receive under the applicable Argo Group annual incentive plan determined based on actual achievement of the applicable performance goals).

Notwithstanding anything in this Letter to the contrary, either you or the Company may terminate your employment with the Company Group at any time prior to the Separation Date in accordance with the terms of your Service Agreement and this Letter (as applicable); provided, that, (i) if your employment is terminated by the Company for Cause (as defined in the ESP) prior to the Separation Date, you will not be entitled to the Severance Benefits described in subsections (b), (c), (d), and (e) of Article IV, Section 1.01 of the ESP and (ii) the Company may terminate your employment without advance written notice solely for the reasons set out in clause 21.1 of your Service Agreement.

This Letter may be executed in one or more counterparts and amended only in writing by the parties hereto (the “Parties”). This Letter sets forth the entire understanding between the Parties with respect to the subject matter hereof, constitutes an amendment to the Service Agreement as necessary to reflect the terms of this Letter and supersedes and preempts any prior understandings, agreements or representations, whether oral or written, between the Parties regarding the subject matter hereof. This Letter shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, and subject to the exclusive jurisdiction of the courts of England and Wales.

We thank you for your service to the Company Group through the Separation Date and wish you the best in your future endeavors.

[Signature Page Follows]

Very truly yours,

Argo Group International Holdings, Ltd.

/s/ Jon Bayer
By: Jon Bayer
Title: Authorized Signatory

Argo International Holdings, Ltd.

/s/ Allison D. Kiene
By: Allison D. Kiene
Title: Director

Acknowledged and Agreed:

/s/ Scott Kirk	November 16, 2023
Scott Kirk	Date

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